UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Brian Recatto Recording for 07.20.2023

Forward Looking Statements

You’re about to listen to a statement from Brian Recatto, the CEO and president of Heritage-Crystal Clean. Before we begin, the Company would like to remind you that statements made which are not historical facts may be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. The Company undertakes no duty to update these forward-looking statements.

In connection with the proposed transaction discussed in this statement, the Company intends to file a proxy statement and related materials with the SEC. Such documents, however, are not currently available. The proxy statement will be mailed to stockholders of the Company. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND RELATED MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the proxy statement, without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. It will also be available on the Company’s website (http://www.crystalclean.com) by clicking on the Investor Relations and then SEC filings tabs. Copies of the proxy statement can also be obtained, without charge, once they are filed with the SEC, by directing a request to the Company, Attention: Mark DeVita, at 2000 Center Drive, Suite East C300, Hoffman Estates, IL 60192.

The Company and its respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company and their respective interests in the proposed transaction will be available in the proxy statement.

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed acquisition described in the call.

Now for Mr. Recatto’s statement.

Good morning everyone and thank you for tuning in. It’s been a interesting and, and, and long week and I certainly would have preferred to do this live but difficult given the time constraints, as many of you read last night. And with our announcement, we certainly launching a new chapter for our company. I’m gonna give you a few of the details. Now, we, we’ve agreed as you read to become a private company through a transaction with a financial sponsor by the name of, of JF Lehman and company. They’re headquartered in New York and I’ll go into a little of their history uh later in the, in, in the monologue as, as part of this, the, the buyer which is JF will acquire all of the outstanding shares of our company for 45 50 per share and our stock will no longer be publicly traded. And we think it’s a, you know, it’s a win for all of our stakeholders. It provides immediate value for, you know, current shareholders and it positions our business for long term success as we transition to a, you know, more of a vertically integrated industrial waste provider. It’s um you know, difficult to transition a company with the public company exposure where you’re, you’re managing quarter to quarter. So I’m pretty excited about the fact that we can build the company as a private entity. And to give you a little bit of history on, on JFL, they’re a leading private equity firm. They have a history of investing in companies that have, you know, technical capabilities, specialized products, services where performance is critical and as we proved um during the pandemic, I mean, our services to our customers are critical. They, they can’t manufacture with without being able to move the the industrial waste streams. So they understand, you know, deeply what we do and the, the value that we provide to our customers. And they’ve had a, you know, pretty strong legacy of supporting services, businesses like ours, you know, to even go further into their history. They, they’ve had a successful track record of, of investing and managing other environmental business businesses. One is a company called waste control specialists that I ship waste to probably 20 years ago. That’s a tremendous asset. Uh You know, in West Texas is permitted to take industrial waste and nuclear waste. Historically, they’ve done more nuclear waste and industrial waste. So I’m pretty excited that we can bring something to the table when we partner with them. You know, we can, as everybody knows, we struggle to move waste streams post the pandemic. Given the, the oversupply problems that most of the commercial hazardous waste facilities we’re dealing with and no, nobody can handle our volume. So that’ll be a nice win for us. They also own a large construction intermediation company by the name of which we think will benefit from our emerging offering. And a couple of other companies that I was familiar with when I was in the oil and gas waste business, a company called Sprint Energy which combined with a company called NRC. Together, they managed energy related waste streams. They had a national emergency response business. They were probably patriots largest competitor on the west coast. So quite a bit of experience in our, our er, business and industrial services business. And as I, I mentioned earlier, I’m pretty excited that it’ll, it’ll offer us a lot more flexibility in, in the way we operate by being a private company, allow us to attack market opportunities more quickly. And to, you know, the, the main goal is to improve the overall experience for our customer and you know, our customers and our employees. And, you know, to that, to that point, I think any time you have accelerated growth, that’s going to create, uh you know, an operating environment that gives our team members uh enhanced opportunities and opportunities for, for more personal growth. You know, why, why now, I mean, we, we’ve created a tremendously valuable company over the last 25 years. We’ve had a good run the last 6.5 years, we’re an attractive target to potential buyers and, you know, financial sponsors have come after us and our board, it was a compelling offer and our board had to strongly consider it for the benefit of all stakeholders. And, you know, we, we started as a private company, you know, pretty humble beginnings for all the people that have been around for way more years than I have. You know, we were a division within heritage environmental Services and started growing fairly rapidly. I mean, did a tremendous job in the late nineties, early two thousands decided to go public in 2008, you know, fairly small public company. We still are a fairly small public company. We, we’ve all worked very hard to fill the gaps from an operating standpoint, you know, lots of organic growth, uh you know, more than a handful of acquisitions of our own and pretty proud that, you know, our team hasn’t missed a beat in terms of execution. We, we’ve done a remarkable job winning over customers and really with our exceptional service, we’ve never been a price leader. We, we can’t be a price leader given the fact that we don’t own in disposal. So we’ve done a hell of a job. We have 2000 employees today. Team members today. You know, I, I think we’re an industrial leader in, in environmental waste disposal. You know, we have an emerging industrial services and field services business, which we’re excited about brings tremendous opportunities for growth long term. So I think after 15 years as a small public company, it’s, you know, we’re ready to embark on a new chapter and, and, and be faster, you know, more responsive longer term, you know, less focused on quarter to quarter performance, more focused on our long term vision and, and, and grow the business over a longer period of time. I’m confident that we have the right buyer and the right partner for the, you know, the next next step of our company journey is senior leaders. We, we think uh our field and office staff, you know, the experience, first hand, the benefits of what this partnership will bring and you know, the the ability to, to have access to capital, the ability to, to grow quicker, you know, less energy and time focused on dealing with public company issues. You know, I want to emphasize that even though our, our ownership structure will change our, our overall commitment to our mission, vision and core values will, will never change. We’ll make sure that doesn’t happen. It’s always defined and guided us and made us who we are as an organization. You know, we want to continue to treat people with integrity and respect. We want to be a good operating company. We want to be safe, you know, best in class employee culture. We’re not going to give up on processes and structure because we’re, we’re privately owned. I can’t tell you that how personally excited I am and committed to, to be on this journey with, with our, with our, our new buyer. You know, what’s next? We, we’ve got a, a lot of work to do. In the next few months, we will take a lot of time and energy to get to closing. We expect that we’ll close this transaction in the fourth quarter of 2023 subject to all the normal customary closing conditions, you know, until then. And even after that, it’s going to be business as usual and it’s critical that we continue to focus on the work that’s in front of us, focus on our customers, focus on our teammates, you know, lots of people count on us and we want to continue to provide the excellent service that we’ve always provided and nothing’s going to change there. And as I said, in my note, yesterday, we will continue to communicate as the process moves along. And any time we have a meaningful milestone, we’ll put out some type of internal communication. And I want to thank everybody, you know, from the bottom of my heart and certainly the rest of the senior team that are on the call, but I know they would say the same thing. Thank you for your tremendous contribution to helping make us the great Company we are today. I am incredibly proud of the history of the company, the last 6.5 years, the great work that we do as an environmental company. None of that will change. We’re just going to continue to build on that momentum and, and grow the company and be the, the best company we can, we can be. I I hope you share my, my enthusiasm as we, we take the next step together and as always as we talk about on every town hall, we’re here, our doors are open. Please reach out if you have any questions or concerns and don’t, don’t fret over a, a change of ownership change is good. It will create opportunities for all of us and I promise we will continue to have fun. We’ll work hard and we’ll, we’ll do the right things by our employees, teammates, customers, all of our stakeholders. So thank you for listening to this message and, and please reach out if you have any questions.